Exhibit 2.16

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, dated as of December 30, 2003 (this “Supplemental Indenture”) among WPP Finance (USA) Corporation, a Delaware corporation (the “Issuer”), WPP Group plc, an English public limited company (the “Guarantor”), and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), a New York banking corporation, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Issuer, the Guarantor and the Trustee executed and delivered an Indenture, dated as of July 15, 1998 (the “Indenture”), to provide for the issuance by the Issuer and the guarantee by the Guarantor of debt securities to be issued in one or more series (the “Securities”); and

WHEREAS, pursuant to Section 901 of the Indenture, the Issuer, the Guarantor and the Trustee may, without the consent of the Holders, enter into a supplement to the Indenture for the purpose of making a change to the Indenture that does not adversely affect the interests of the Holders of Securities of any series in any material respect.

NOW THEREFORE, the parties have executed and delivered this Supplemental Indenture, and each of the Issuer, the Guarantor and the Trustee hereby agrees for the other parties’ benefit, and for the equal and ratable benefit of the Holders, as follows:

ARTICLE I

AMENDMENT OF

CERTAIN PROVISIONS OF THE INDENTURE

Section 1.01. There is added after the definition of “Consolidated EBITDA” in Section 1008 of the Indenture the following definition:

“ ‘Group’ means the Guarantor and its Subsidiaries and affiliates taken as a whole.”

Section 1.02. There is added after the definition of “Indebtedness” in Section 1008 of the Indenture the following definition:

“ ‘Permitted Guarantee’ means any form of guarantee or like arrangement given or entered into by a Restricted Subsidiary in respect of the Indebtedness of the Guarantor to Persons other than members of the Group (i) enforceable only by the Guarantor and from which it alone benefits directly and (ii) under which there are no rights of subrogation or any other rights of recovery from the Guarantor for Restricted Subsidiaries or their successors or assigns of any kind exercisable before all other

Indebtedness of the Guarantor to persons other than members of the Group has been paid.”

Section 1.03. Paragraph (3) of Section 1010 of the Indenture is hereby amended and restated to read in its entirety as follows:

“(3) any Indebtedness of any Restricted Subsidiary owing to the Issuer, the Guarantor, any finance subsidiary of the Guarantor or any other Restricted Subsidiary, or by giving a Permitted Guarantee of Indebtedness of the Guarantor.”

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01. AUTHORITY. Each of the Issuer and the Guarantor represents and warrants that it has been duly authorized under applicable law to execute, deliver and perform this Supplemental Indenture, and all corporate action on its part required for the execution, delivery and performance of this Supplemental Indenture by it has been duly and effectively taken.

Section 2.02. TRUTH OF RECITALS AND STATEMENTS OF THE COMPANY. Each of the Issuer and the Guarantor represents and warrants that the recitals of fact and statements contained in this Supplemental Indenture with respect to it are true and correct in all material respects, and that the recitals of fact and statements contained in all certificates and other documents furnished by it in connection herewith will be true and correct in all material respects.

Section 2.03. EXECUTION OF SUPPLEMENTAL INDENTURE. Each of the Issuer and the Guarantor represents and warrants that the execution of this Supplemental Indenture is permitted by the terms of the Indenture and all conditions precedent to its execution have been complied with.

Section 2.04. NO ADVERSE EFFECT. Each of the Issuer and the Guarantor represents and warrants that the changes to the Indenture set forth in this Supplemental Indenture do not adversely affect the interests of the Holders of Securities of any series in any material respect.

ARTICLE III

MISCELLANEOUS

Section 3.01. CONSTRUCTION. All capitalized terms used herein without definition shall have the meanings specified in the Indenture.

Section 3.02. RELATION TO INDENTURE. The provisions of this Supplemental Indenture shall become effective immediately. This Supplemental Indenture and all the terms and provisions herein contained shall form a part of the Indenture as fully and with the same effect as if all such terms and provisions had been set forth in the Indenture and each and every term and condition contained in the Indenture shall apply to this Supplemental Indenture with the same force and effect as if the same were set forth in full in this Supplemental Indenture, with such omissions, variations and modifications thereof as may be appropriate to make each such term and condition consistent with this Supplemental Indenture. The Indenture is hereby ratified and confirmed and shall remain and continue in full force and effect in accordance with their terms and provisions, as supplemented and amended by this Supplemental Indenture and the Indenture and this Supplemental Indenture shall be read, taken and construed together as one instrument.

Section 3.03. COUNTERPARTS. This Supplemental Indenture may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

Section 3.04. GOVERNING LAW. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

WPP FINANCE (USA) CORPORATION

By:	/s/ Paul Richardson
Name:	Paul Richardson
Title:	Executive Vice President Chief Financial Officer

WPP GROUP plc

By:	/s/ Paul Richardson
Name:	Paul Richardson
Title:	Group Finance Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Yana Kalachikova
Name:	Yana Kalachikova
Title:	Associate

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